EXHIBIT 21.1

                                  SUBSIDIARIES
                                       OF
                         INDIVIDUAL INVESTOR GROUP, INC.


         Subsidiary                                       State of Organization
-------------------------------------------------------------------------------

Individual Investor Holdings, Inc.                        Delaware

Advanced Marketing Ventures, Inc.                         Delaware

WisdomTree Capital Management, Inc.                       New York

I.I. Strategic Consultants, Inc.                          Delaware

WisdomTree Capital Advisors, LLC                          New York

I.I. Interactive, Inc.                                    Delaware

WisdomTree Administration, Inc.                           Delaware












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